Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD 2011 SALES AND EARNINGS

Bluffton, Indiana - February 21, 2012 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported fourth quarter 2011 diluted earnings per share of $0.50, an increase of 47 percent compared to 2010 fourth quarter diluted earnings per share of $0.34. Fourth quarter 2011 sales were $187.2 million, an increase of 7 percent compared to 2010 fourth quarter sales of $175.0 million.

For the full year 2011, diluted earnings per share were $2.65, an increase of 61 percent compared to 2010 diluted earnings per share of $1.65. Adjusted earnings per share were $2.70, an increase of 42 percent versus the $1.90 adjusted earnings per share in 2010 (See the table below for a reconciliation of the GAAP EPS to the adjusted EPS). Full year 2011 sales were $821.1 million, an increase of 15 percent compared to 2010 sales of $713.8 million.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“The fourth quarter was a fitting end to a great year for Franklin Electric. In the fourth quarter, our adjusted earnings per share increased by 35 percent and the adjusted operating income as a percent of sales improved by 90 basis points versus the fourth quarter of 2010 as operating leverage on higher sales more than offset the impact of increased raw material costs.

For the full year 2011 adjusted net income of $64.3 million and adjusted earnings per share of $2.70 were the highest for any year in the Company's history and we achieved these record results while still investing in our future as our Research, Development and Engineering (RD&E) spending increased by 23 percent versus the prior year.

While our financial statistics for the quarter and the year were excellent, we were also pleased with the progress we made on our four key strategic goals:

•	We continued to increase our sales base in high growth developing regions. Our developing region sales increased by 18 percent in 2011 and now represent 36 percent of our consolidated sales.

•
We continued to improve our cost and quality position as we consolidated more production into our world class Linares, Mexico manufacturing complex and we laid the groundwork for the construction of a new production and technical facility in Brazil.

•
We continued to gain share in the North American water systems pump market. We've only been in the North American groundwater pump market for six years, and we have already achieved a leading market position, but we still have great headroom for additional growth in this highly competitive market as more contractors convert to the Franklin brand and as we expand our product offering.

•	Our fourth strategic objective is to develop more new products that provide a prepackaged systems solution for our customers. These new products will provide a simplified installation and better value for our customers while featuring more Franklin technology and providing us significantly higher revenues per installation. We initiated beta testing of two new packaged systems product lines in 2011, an oil and gas well dewatering system and a solar powered water well system. We plan to launch these products commercially later this year.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Fourth Quarter			For the Full Year
(in millions)	2011	2010	Change	2011	2010	Change

Net Income attributable to FE Co., Inc. Reported	$11.5	$8.1	42%	$63.1	$38.9	62%

Non-GAAP adjustments (before tax):
Restructuring	$0.1	$—		$1.6	$5.3
Legal matters	$—	$1.2		$0.7	$5.0
FX gain on forward purchase contract	$—	$—		$(0.6)	$—
Gain on sale of land and building	$—	$—		$—	$(1.2)

Non-GAAP adjustments, net of tax:
Restructuring	$0.1	$—		$1.2	$3.5
Legal matters	$—	$0.8		$0.5	$3.2
FX gain on forward purchase contract	$—	$—		$(0.5)	$—
Gain on sale of land and building	$—	$—		$—	$(0.8)

Net Income attributable to FE Co.,Inc. after Non-GAAP Adjustments (Adjusted net income)	$11.6	$8.9	30%	$64.3	$44.8	43%

Earnings Per Share	For the Fourth Quarter			For the Full Year
Before and After Non-GAAP Adjustments	2011	2010	Change	2011	2010	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	23.8	23.7	—%	23.7	23.5	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.50	$0.34	47%	$2.65	$1.65	61%

Restructuring Per Share, net of tax	$—	$—		$0.05	$0.15
Legal matters Per Share, net of tax	$—	$0.03		$0.02	$0.13
FX gain on forward purchase contract Per Share, net of tax	$—	$—		$(0.02)	$—
Gain on sale of land and building Per Share, net of tax	$—	$—		$—	$(0.03)

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.50	$0.37	35%	$2.70	$1.90	42%

Net Sales	For the Fourth Quarter			For the Full Year
(in millions)	Water	Fueling	Consolidated	Water	Fueling	Consolidated

Sales for 2010	$136.1	$38.9	$175.0	$583.3	$130.5	$713.8

Acquisitions	$4.9	$—	$4.9	$18.9	$24.4	$43.3
Foreign Exchange	$(3.2)	$—	$(3.2)	$17.8	$1.0	$18.8
Volume/Price Change	$6.1	$4.4	$10.5	$34.1	$11.1	$45.2
Sales for 2011	$143.9	$43.3	$187.2	$654.1	$167.0	$821.1

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Fourth Quarter 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$18.6	$9.1	$(11.4)	$16.3
% Operating Income To Net Sales	12.9%	21.0%		8.7%

Non-GAAP Adjustments:
Restructuring	$—	$0.1	$—	$0.1
Legal matters	$—	$—	$—	$—
Gain on sale of land and building	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$18.6	$9.2	$(11.4)	$16.4
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments	12.9%	21.2%		8.8%

	For the Fourth Quarter 2010
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$17.8	$4.6	$(9.1)	$13.3
% Operating Income To Net Sales	13.1%	11.8%		7.6%

Non-GAAP Adjustments:
Restructuring	$—	$—	$—	$—
Legal matters	$—	$0.5	$—	$0.5
Gain on sale of land building	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$17.8	$5.1	$(9.1)	$13.8
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments	13.1%	13.1%		7.9%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Full Year of 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$105.3	$31.3	$(43.2)	$93.4
% Operating Income To Net Sales	16.1%	18.7%		11.4%

Non-GAAP Adjustments:
Restructuring	$1.5	$0.1	$—	$1.6
Legal matters	$—	$0.7	$—	$0.7
Gain on sale of land and building	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$106.8	$32.1	$(43.2)	$95.7
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments	16.3%	19.2%		11.7%

	For the Full Year of 2010
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$84.0	$17.4	$(37.4)	$64.0
% Operating Income To Net Sales	14.4%	13.3%		9.0%

Non-GAAP Adjustments:
Restructuring	$5.3	$—	$—	$5.3
Legal matters	$—	$4.3	$—	$4.3
Gain on sale of land and building	$(1.2)	$—	$—	$(1.2)
Operating Income after Non-GAAP Adjustments	$88.1	$21.7	$(37.4)	$72.4
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments	15.1%	16.6%		10.1%

Water Systems

Water Systems revenues were $143.9 million in the fourth quarter 2011, an increase of $7.8 million or about 6 percent versus the fourth quarter 2010. Water Systems sales were reduced by $3.2 million in the quarter due to foreign currency translation impacts as the U.S. dollar strengthened against many international currencies. Water Systems organic growth excluding the impact of foreign currency translation was 4 percent.

Water Systems sales in the U.S. and Canada were 35 percent of consolidated sales and grew by 9 percent compared to the fourth quarter prior year. Leading the Company's growth in the U.S. and Canada were sales of pumping systems for industrial and irrigation applications, which increased by about 28 percent during the quarter as demand for these products remained robust on a backdrop of strong macro agricultural factors in North America. Sales of pumping systems for residential and light commercial ground water and wastewater applications in the U.S. and Canada both grew at a double digit pace compared to the fourth quarter prior year as replacement sales for these products remained robust.

Water Systems sales in EMENA, which is Europe, the Middle East and North Africa, were 14 percent of consolidated sales and grew by 13 percent compared to the fourth quarter prior year. Acquisition related sales during the fourth quarter were $4.9 million and foreign currency translation rate changes decreased sales $0.3 million. EMENA sales volume declined by about 6 percent during the quarter when acquisition and foreign currency translation impacts are excluded, primarily due to lower rewindable motor sales and continued weakness in North Africa due to the political and economic uncertainty.

Water Systems sales in Latin America were about 14 percent of consolidated sales for the quarter and grew by 3 percent compared to the prior year. Foreign currency translation rate changes decreased sales by $1.3 million. Sales increased by about 8 percent during the quarter when foreign currency translation impacts are excluded. Sales in Latin America were led primarily by double digit growth in Argentina and Chile while two of the larger markets, Brazil and Mexico, experienced low single digit growth.

Water Systems sales in the Asia Pacific region were 7 percent of consolidated sales and grew by 12 percent compared to the fourth quarter prior year. Asia Pacific sales growth was primarily in Australia, Japan, Taiwan and South Korea, offset by a sales decline in Thailand primarily due to the flooding in that country.

Water Systems sales in Southern Africa represented 6 percent of consolidated sales during the quarter and were down 22 percent compared to the same quarter of the prior year. Foreign currency translation rate changes decreased sales by $1.8 million. Sales decreased by about 9 percent during the quarter when foreign currency translation impacts are excluded. In the fourth quarter 2011, export sales of large irrigation pumps were not as robust as in the year-ago quarter.

Water Systems operating income after non-GAAP adjustments was $18.6 million in the fourth quarter 2011, an increase of 4.5 percent versus the fourth quarter 2010. The fourth quarter operating income margin after non-GAAP adjustments was 12.9 percent and decreased by 20 basis points compared to the 13.1 percent in the fourth quarter of 2010. This decrease was primarily the result of higher material costs.

Fueling Systems

Fueling Systems sales were $43.3 million in the fourth quarter 2011 and increased $4.4 million or about 11 percent from the fourth quarter 2010. Fueling Systems sales growth was in the U.S., Canada and in international markets, with particular strength in China. This growth was broad based across all product lines.

Fueling Systems operating income after non-GAAP adjustments was $9.2 million in the fourth quarter of 2011 compared to $5.1 million after non-GAAP adjustments in the fourth quarter 2010, an increase of 80 percent. The fourth quarter operating income margin after non-GAAP adjustments was 21.2 percent and increased by 810 basis points compared to the 13.1 percent of net sales in the fourth quarter 2010. Operating income improvements in Fueling Systems were primarily driven by higher sales volume, favorable mix, and lower Selling, General and Administrative (SG&A) expenses.

Overall

The Company's consolidated gross profit was $60.9 million for the fourth quarter of 2011, an increase of $5.3 million, or about 10 percent, from the fourth quarter of 2010 and a record for any fourth quarter in the Company's history. The gross profit as a percent of net sales increased to 32.5 percent for the fourth quarter of 2011 from 31.7 percent for the fourth quarter of 2010. The gross profit margin improvement was due to leveraging fixed costs on higher sales offsetting higher material costs.

SG&A expenses were $44.4 million in the fourth quarter of 2011 compared to the $42.3 million from the fourth quarter of 2010, an increase of $2.1 million or about 5 percent. In the fourth quarter 2011,

increases in SG&A attributable to acquisitions were $1.0 million. Additional increases in SG&A costs during the fourth quarter of 2011 resulted from increased costs for marketing and selling-related expenses and increased information technology related expenditures for acquisition integrations.

The Company ended 2011 with a cash balance of $153.3 million which was $13.3 million higher than the end of 2010. The cash balance increased primarily as a result of increased earnings. Significant uses of cash during 2011 were acquisitions of $40.0 million, additions to property, plant and equipment of $21.8 million, repurchases of common stock of $13.9 million and dividends of $12.9 million.

During the fourth quarter of 2011, the Company substantially completed the purchase of the remaining 25 percent of the outstanding shares of Vertical SpA, an Italian pump and component manufacturer for $7.1 million. The Company had previously purchased 75 percent of the Company in the first quarter of 2009.

The Company had no outstanding balance on its revolving debt agreement at the end of 2011 or 2010.

Commenting on the Company's outlook, Mr. Trumbull added:

“As we look to the first quarter of the year, we are expecting our global Water Systems sales to increase by 6 to 8 percent despite our assumption that foreign currency translation effects will reduce our global Water Systems sales by 2 to 4 percent. We believe that our first quarter Water Systems sales growth will be led by increases in the United States, Canada and Asia Pacific regions. We are currently implementing price increases across most of our global Water Systems product lines and although these increases will not be fully effective until the beginning of the second quarter, we are anticipating that Water Systems operating income will increase by 11 percent to 14 percent compared to the first quarter 2011.

The first quarter is seasonally the slowest for our Fueling Systems business and sales levels are difficult to predict because they depend upon whether our distributors start stocking up for the summer construction season in March or during the second quarter. At this point we believe the first quarter Fueling Systems sales will grow by 3 to 6 percent. We believe that Fueling Systems operating income will grow at a similar pace. We are currently forecasting foreign currency translation impacts will reduce Fueling Systems sales and operating income growth by about 2 percent. We are also increasing prices across most of our global Fueling Systems product lines during the first quarter.

Overall we are expecting our Consolidated EPS to increase by 10 percent to 13 percent compared to the first quarter 2011.”

A conference call to review earnings and other developments in the business will commence at 9:00am EST. The fourth quarter and fiscal year 2011 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=109293&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Tuesday, February 21, 2012 at 12pm EST through midnight EST on Wednesday, February 29, 2012, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 20673586.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income attributable to FE Co., Inc. after non-GAAP adjustments (or adjusted net income), fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments to net sales (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending January 1, 2011, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Fourth Quarter Ended			Fiscal Year Ended
	December 31, 2011	January 1, 2011		December 31, 2011	January 1, 2011

Net sales	$187,237	$174,972		$821,077	$713,792
Cost of sales	126,386	119,452	*	548,772	483,595	*
Gross profit	60,851	55,520		272,305	230,197
Selling, general, and administrative expenses	44,410	42,266		177,320	160,864
Restructuring expense	115	(9)		1,587	5,334
Operating income	16,326	13,263		93,398	63,999
Interest expense	(2,973)	(2,947)		(10,502)	(9,692)
Other income/(expense)	1,551	767		5,661	(299)
Foreign exchange income/(expense)	489	1,167		(1,422)	967
Income before income taxes	15,393	12,250		87,135	54,975
Income taxes	3,880	3,920	*	23,412	15,057	*
Net income	$11,513	$8,330		$63,723	$39,918
Less: Net income attributable to noncontrolling interests	33	(211)		(624)	(1,004)
Net income attributable to Franklin Electric Co., Inc.	$11,546	$8,119		$63,099	$38,914

Income per share:
Basic	$0.51	$0.35		$2.71	$1.68
Diluted	$0.50	$0.34		$2.65	$1.65

*Prior year amounts have been adjusted for the change in accounting principle from LIFO to FIFO.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	December 31, 2011	January 1, 2011
ASSETS

Cash and equivalents	$153,337	$140,070
Receivables	78,435	70,829
Inventories	141,693	140,232	*
Other current assets	27,018	27,969	*
Total current assets	400,483	379,100

Property, plant, and equipment, net	146,409	143,076
Goodwill and other assets	282,638	266,383
Total assets	$829,530	$788,559

LIABILITIES AND EQUITY

Accounts payable	$45,481	$39,084
Accrued expenses	64,638	68,982
Current maturities of long-term debt and short-term borrowings	13,978	1,241
Total current liabilities	124,097	109,307

Long-term debt	150,000	151,245
Deferred income taxes	15,348	17,887
Employee benefit plans	68,746	65,967
Other long-term liabilities	15,494	8,313

Redeemable noncontrolling interest	5,407	7,291

Total equity	450,438	428,549	*
Total liabilities and equity	$829,530	$788,559

*Prior year amounts have been adjusted for the change in accounting principle from LIFO to FIFO.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	2011	2010

Cash flows from operating activities:
Net income	$63,723	$39,918	*
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	25,295	24,040
Share-based compensation	3,970	4,273
Other	5,775	10,133
Changes in assets and liabilities:
Receivables	(926)	(3,588)
Inventory	3,923	13,519	*
Accounts payable and accrued expenses	6,827	21,373
Other	(8,666)	(15,053)	*
Net cash flows from operating activities	99,921	94,615

Cash flows from investing activities:
Additions to property, plant, and equipment	(21,846)	(13,709)
Proceeds from sale of property, plant, and equipment	324	1,769
Additions to intangibles	(1,216)	(439)
Cash paid for acquisitions	(32,199)	(11,785)
Additional consideration for prior acquisitions	(7,765)	—
Loan to customer	(3,318)	—
Proceeds from loan to customer	265	—
Net cash flows from investing activities	(65,755)	(24,164)

Cash flows from financing activities:
Change in debt	(76)	(1,218)
Proceeds from issuance of common stock	8,910	5,015
Excess tax from share-based payment arrangements	2,495	1,321
Purchases of common stock	(13,910)	(7,242)
Dividends paid	(12,890)	(12,334)
Net cash flows from financing activities	(15,471)	(14,458)
Effect of exchange rate changes on cash	(5,428)	(2,798)
Net change in cash and equivalents	13,267	53,195
Cash and equivalents at beginning of period	140,070	86,875
Cash and equivalents at end of period	$153,337	$140,070

*Prior year amounts have been adjusted for the change in accounting principle from LIFO to FIFO.